September 2009 Pricing Sheet dated September 18, 2009 relating to Preliminary Pricing Supplement No. 189 dated September 16, 2009 to Registration Statement No. 333-156423 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

Buffered Jump Securities Based on the Value of the S&P 500® Index due September 26, 2011

PRICING TERMS – September 18, 2009
Issuer:	Morgan Stanley
Underlying index:	S&P 500® Index
Aggregate principal amount:	$4,914,000
Stated principal amount:	$10 per security
Issue price:	$10 per security
Pricing date:	September 18, 2009
Original issue date:	September 25, 2009 (5 business days after the pricing date)
Maturity date:	September 26, 2011
Payment at maturity (per security):	•	If the final index value is greater than the initial index value: $10 + the upside payment
	•	If the final index value is less than or equal to the initial index value but has decreased from the initial index value by an amount less than or equal to the buffer amount of 10%: $10
•
If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount of 10%:
($10 x index performance factor) + $1.00
This amount will be less than the stated principal amount of $10.  However, under no circumstances will the payment due at maturity be less than $1.00 per security.

Upside payment:
$2.215 per security (22.15% of the stated principal amount).  Accordingly, even if the final index value is significantly greater than the initial index value, your payment at maturity will not exceed $12.215 per security.

Index performance factor:	final index value / initial index value
Minimum payment at maturity:	$1.00 per security (10% of the stated principal amount)
Buffer amount:	10%
Valuation date:	September 21, 2011, subject to adjustment for non-index business days and certain market disruption events
Initial index value:	1,068.30, which is the index closing value on the pricing date.
Final index value:	The index closing value on the valuation date
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	617484811
ISIN:	US6174848118
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per Security	$10	$0.15	$9.85
Total	$4,914,000	$73,710	$4,840,290
(1)
For additional information, see “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  The securities are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc., and The McGraw-Hill Companies, Inc. makes no representation regarding the advisability of investing in the securities.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Pricing Supplement No. 189 dated September 16, 2009
Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008

THE SECURITIES ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE SECURITIES WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.